Exhibit 3.1

CENTRAL PACIFIC FINANCIAL CORP.

BOARD OF DIRECTORS

CERTIFICATION BY CORPORATE SECRETARY

I HEREBY CERTIFY that I am the duly elected, qualified and acting Corporate Secretary of CENTRAL PACIFIC FINANCIAL CORP. (the “Corporation”), a Hawaii corporation, and as such, do hereby certify that the following resolution regarding “Amendment of CPF Bylaws to Amend Section 14 of Article III” (the “Resolution”) was duly adopted by the Board of Directors of the Corporation (the “Board”) on July 27, 2005, at a validly and duly called and held meeting at which a quorum was present throughout, and pursuant to the Board’s proper power and authority, and do hereby further certify that the following Resolution is a complete, correct and accurate copy of the Resolution as presented before and adopted by the Board, and do hereby further certify that the following Resolution is in full force and effect and has not been modified, amended, terminated or rescinded.

CENTRAL PACIFIC FINANCIAL CORP.

BOARD OF DIRECTORS

RESOLUTION

Amendment of CPF Bylaws to Amend Section 14 of Article III

WHEREAS, the Board of Directors (the “Board”) of Central Pacific Financial Corp. (the “Corporation”) desire to amend the “Restated Bylaws of Central Pacific Financial Corp.”, and any amendments thereto (collectively the “Bylaws”), to amend Section 14 of Article III of the Bylaws as set forth hereinbelow.

WHEREAS, the Board is authorized to amend the Bylaws pursuant Article XIV of the Bylaws, which provides that: “Subject to repeal or change at any regular meeting of the stockholders, or at any special meeting called for that purpose by the vote of the holders of eighty percent of the outstanding shares entitled to vote at such meeting, the power to alter, amend or repeal these Bylaws or adopt new bylaws shall be vested in the Board of Directors.”

WHEREAS, the Board is authorized to amend Article III, Section 14 of the Bylaws by the affirmative vote of at least 80 percent of the entire Board.

NOW THEREFORE, BE IT RESOLVED, that the Corporation’s Bylaws shall be amended as follows, EFFECTIVE JULY 27, 2005.

Bylaws Amendment

Article III, Section 14

The current Article III, Section 14 (as set forth below), shall be deleted from the Bylaws.

Section 3.14. BOARD COMPOSITION.  Until the third anniversary of the effective time of the merger between the Corporation and CB Bancshares, Inc., (i) the ratio of Continuing Central Pacific Directors to Continuing CB Bancshares Directors shall be maintained at 9 to 6 and all vacancies on the Board of Directors created by the cessation of service of a Continuing CB Bancshares Director shall be filled by a nominee selected by a majority of the Continuing CB Bancshares Directors and all vacancies on the Board created by the cessation of service of a Continuing Central Pacific Director shall be filled by a nominee selected by a majority of the Continuing Central Pacific Directors and (ii) the Continuing CB Bancshares Directors and the Continuing Central

Pacific Directors shall be apportioned among the three classes of the Board of Directors such that the ratio of Continuing CB Bancshares Directors to Continuing Central Pacific Directors is 2 to 3 in each class. The provisions of this Section 3.14 [Section 14] and the first paragraph of Section 3.1 [Article III, Section 1] may be modified, amended or repealed, and any By-law provision inconsistent with the provisions of the first paragraph of Section 3.1 [Article III, Section 1] and this Section 3.14 [Section 14] may only be adopted by an affirmative vote of at least 80 percent of the entire Board of Directors. In the event of any inconsistency between any other provision of these By-laws and any provision of this Section 3.14 [Section 14], the provisions of this Section 3.14 [Section 14] shall control. Until the second anniversary of the effective time of the merger between the Corporation and CB Bancshares, Inc., the removal of Ronald K. Migita from the position of Chairman of the Board shall require the affirmative vote of at least 80% of the entire Board of Directors.

Continuing Central Pacific Directors’ shall mean the directors of Central Pacific as of the effective time of the merger between the Corporation and CB Bancshares, Inc. who were directors of Central Pacific immediately prior to the effective time of the merger between the Corporation and CB Bancshares, Inc. and any additional directors of the Corporation who take office after the effective time of the merger between the Corporation and CB Bancshares, Inc. who are nominated by a majority of the Continuing Central Pacific Directors.

Continuing CB Bancshares Directors’ shall mean the directors of CB Bancshares as of the effective time of the merger between the Corporation and CB Bancshares, Inc. who were directors of CB Bancshares immediately prior to the effective time of the merger between the Corporation and CB Bancshares, Inc. and any additional directors of the Corporation who take office after the effective time of the merger between the Corporation and CB Bancshares, Inc. who are nominated by a majority of the Continuing CB Bancshares Directors.

The following revised Article III, Section 14 (as set forth below), shall be added to the Bylaws, and shall replace in its entirety the prior Article III, Section 14.

Section 14. Until the second anniversary of the effective time of the merger between the Corporation and CB Bancshares, Inc., the removal of Ronald K. Migita from the position of Chairman of the Board shall require the affirmative vote of at least 80% of the entire Board of Directors.

RESOLVED FURTHER, that the officers of the Corporation shall be and they hereby are authorized, empowered and directed to do all such things and acts and to make, execute, deliver and file all such instruments and documents on behalf of the Corporation as may be necessary and by them deemed appropriate to evidence or effect the amendment to the Bylaws set forth herein, and all acts of the officers of the Corporation which are consistent with the purpose and intent of these resolutions shall be and the same hereby are in all respects ratified, approved and confirmed.

IN WITNESS WHEREOF, I have hereunto signed below and affixed the corporate seal of the Corporation on July 27, 2005.

/s/ Glenn K.C. Ching
Glenn K.C. Ching
Corporate Secretary
Central Pacific Financial Corp.